                                                     Exhibit 23.01


          CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS



We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-37376, 33-43116, 33-47525, 33-71636, 33-77238, 33-83824,
33-59571, 333-17881 and 333-04765) pertaining to the 1986 Stock Option Plan, the 1988 SuperMac Technology, Inc. Stock Option Plan, the Directors' Stock Option Plan, the 1990 Employee Stock Purchase Plan, Non-Plan Stock Options and the 1995 Stock Option Plan, as amended, of Radius Inc. of our report dated November 7, 1996 with respect to the consolidated financial statements and schedule of Radius Inc. included in the Annual Report (Form 10-K) for the year ended September 30, 1996.


                                         /s/ Ernst & Young LLP

San Jose, California
January 13, 1997